EXHIBIT 99.1

OTCQB/BERLIN: BWPC

Blue Water Petroleum Corp. Completes Drilling of Water Well

Centennial, Colorado –– August 6, 2013 –– Blue Water Petroleum Corp. (the “Company”, “we”, “us” or “our”) announced that they have completed drilling on the # 11-22 Tribal well in Big Horn County, Montana. The well was re-entered and deepened to a depth of 1,014’ and completed as a water source well for the Blue Water Project. The water will be produced from the Madison Formation, and initial testing indicates the well is capable of producing 65 gallons per minute (65 gpm). The project is scheduled to produce shallow oil by injection of steam that will drive oil to surrounding production wells.

Earlier this year Blue Water Petroleum Corp’s operating company received a UIC injection permit from the EPA Region 8 that allows for production of oil by steam injection. When production operations begin all produced water from the project will be re-purified and recycled.  Locating a source of water at the Blue Water production site is a vital component of the Company's plan to produce oil by means of steam injection.

Blue Water Petroleum Corp.
Contact: Ellis Martin
6025 S. Quebec, Suite 100	Telephone: 1-888-498-8880
Centennial, Colorado 80111	Email: ir@bwpet.com

About Blue Water Petroleum Corp.

Blue Water Petroleum Corp. is an oil and gas company that has an agreement to develop shallow oil resources on up to 12,979 leased acres in southeastern Montana.  For further information please contact Ellis Martin at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.